Exhibit 3.1

MEDALIST DIVERSIFIED REIT, INC.

ARTICLES SUPPLEMENTARY

Medalist Diversified REIT, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Under a power contained in Section 3-802(b) of the Maryland General Corporation Law (the “MGCL”), the Company, by resolution of its Board of Directors (the “Board of Directors”), elects, notwithstanding any provision in its articles of incorporation or bylaws to the contrary, to be subject to Section 3-803 of the MGCL, as provided herein, the repeal of which may be effected only by the means authorized by Section 3-802(b)(3) of the MGCL.

SECOND: The election to become subject to Section 3-803 of the MGCL has been approved by the Board of Directors in the manner and by the vote required by law.

THIRD: These Articles Supplementary shall be effective at the time the SDAT accepts these Articles Supplementary for record.

FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Financial Officer on this 28th day of December, 2023.

ATTEST:		MEDALIST DIVERSIFIED REIT, INC.

By:	/s/ Brent Winn, Jr.	By:	/s/ Francis P. Kavanaugh
Name:	Brent Winn, Jr.	Name:	Francis P. Kavanaugh
Title:	Chief Financial Officer	Title:	Chief Executive Officer